Exhibit 99.1

News Release

Investor Contact:	Nicole McIntosh	Press Contact:	Roger Hoadley
	Investor Relations Manager		Communications Manager
	(913) 236-1880		(913) 236-1993

Missouri Securities Division Order Vacated by Court; Waddell & Reed Resumes Full Activities in the State

OVERLAND PARK, KS, March 29/PRNewswire/ – Waddell & Reed Financial, Inc. today announced that one of its broker/dealer subsidiaries, Waddell & Reed, Inc., on behalf of itself and all of its officers, directors and financial advisors, has obtained a Temporary Restraining Order barring the Missouri Securities Division from enforcing its order suspending the securities activity of Waddell & Reed, Inc. in Missouri.  As a result of the Order, Waddell & Reed, Inc. is immediately resuming its full broker/dealer activities in the State of Missouri.

As part of its Order, the Court found that yesterday’s order from the Missouri Securities Division was not in the public interest and found that Waddell & Reed has a  “likelihood of success on the merits, in that suspension of the Company and its financial advisors without prior notice and without the opportunity to be heard violated the Company’s and financial advisors’ right to due process of law pursuant to the United States Constitution”.  The Court further ordered that the Missouri Securities Division is enjoined from conducting further proceedings or issuing further orders related to their previous order, or the subject matter thereof, and are required to direct all further proceedings relating to such matters to the Missouri Administrative Hearing Commission pursuant to Missouri state law, instead of a hearing before the Commissioner of Securities.  Further, the Court ordered the Missouri Securities Division to reinstate all registrations of the Company and its financial advisors pending a hearing before and decision by the Missouri Administrative Hearing Commission.  No date has been set for this hearing.

As is the case with all temporary restraining orders, a preliminary injunction hearing is required for the Court’s Order to continue until the matter is resolved.  As a result, the Court ordered a preliminary injunction hearing to take place on April 4, 2005 at which time the parties shall present argument and evidence as to whether a preliminary injunction should be issued consistent with the Order issued by the Court today.  Waddell & Reed, Inc. is confident that it will be successful in obtaining the additional injunctive relief.

Waddell & Reed, Inc. continues to welcome the opportunity to present evidence demonstrating the benefits achieved by the clients as a result of the transactions identified by the Division, an opportunity the Company has not been afforded to date by the Division. Waddell & Reed, Inc. will continue to work with the staff of the Division to reach a fair and reasonable resolution of this matter.

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States.  Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, W&R

Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios.  Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.